As filed with the Securities and Exchange Commission on January 17, 2006, Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0378756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

945 East Paces Ferry Road, N.E., Suite 1475

Atlanta, Georgia 30326

(Address of principal executive offices)

TRANSCEND SERVICES, INC.

2005 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Larry G. Gerdes

Chief Executive Officer

Transcend Services, Inc.

945 East Paces Ferry Road, N.E., Suite 1475

Atlanta, Georgia 30326

(404) 364-8000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Terry F. Schwartz, Esq.

Smith, Gambrell & Russell, LLP

Suite 3100, Promenade II, 1230 Peachtree Street, N.E.

Atlanta, Georgia 30309-3592

(404) 815-3731

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum offering price (1)	Amount of registration fee
Shares of Common Stock, $0.05 par value per share	250,000 Shares	$2.01	$502,500	$53.77

(1)	Estimated solely for the purpose of calculating the registration pursuant to Rule 457(c) based upon the average of the high and low sales prices of the Common Stock on the Nasdaq SmallCap Market on January 13, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by Transcend Services, Inc. (the “Company”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(c) the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

(d) the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

(e) All Current Reports on Form 8-K filed by us since December 31, 2004; and

(f) the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on January 8, 1990, pursuant to the Securities Exchange Act of 1934, as amended.

Item 4. Description of Securities.

No response to this item is required.

Item 5. Interests of Named Experts and Counsel.

No response to this item is required.

Item 6. Indemnification of Officers and Directors.

In accordance with Delaware law, the Company’s Bylaws permit it to indemnify a director and officer who was or is a party to any threatened, pending or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative (other than an action by or any right of the Company) by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in a manner which he or she reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

In addition, under the Bylaws, the Company may indemnify an officer or director who was or is a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its

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favor by reason of the fact that he or she is or was an officer or director of another corporation, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of the Company, except no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Company’s Bylaws provide that indemnification of the costs and expenses of defending any action is required to be made to any officer or director who is successful (on the merits or otherwise) in defending an action of the types referred to in the immediately preceding paragraphs. Except with regard to the costs and expenses of successfully defending an action as may be ordered by a court, indemnification as described in the previous paragraphs is only required to be made to a director or officer if a determination is made that indemnification is proper under the circumstances. Such determination shall be made: (i) by the Company’s Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of a majority of shares entitled to vote.

The Bylaws of the Company further provide for the expenses (including attorney’s fees) incurred by any officer or director in defending a civil or criminal action, suit or proceeding to be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by him or her to repay all amounts so advanced, if it shall ultimately be determined that such officer or director is not entitled to be indemnified by the Company as authorized in the proceeding paragraphs. No security shall be required for such undertaking.

The Bylaws of the Company also permit the Company to purchase and maintain insurance on behalf of any person who was or is a director or officer of the company, or is or was serving at the request of the Company as an officer or director of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against the officer or director and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify the director or officer against such liability. The Company maintains director and officer liability insurance.

Limitation of Liability. The Certificate of Incorporation also provides that directors of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. This provision would have no effect on the availability of equitable remedies or non-monetary relief, such as an injunction or rescission for breach of the duty of care. In addition, the provision applies only to claims against a director arising out of his role as a director and not in any other capacity (such as an officer or employee of the Company). Further, liability of a director for violations of the federal securities laws will not be limited by this provision.

Item 7. Exemption from Registration Claimed.

No response to this item is required.

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Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement.

Exhibit No.	Description of Exhibit
4.1	Certificate of Incorporation, amended and restated pursuant to Rule 102 of Regulation S-T, incorporated by reference from the Company’s Registration Statement on Form S-3 under the Securities Act of 1933, Registration No. 333-106446, filed on June 25, 2003, Exhibit 4.1

4.2	Bylaws, as restated, incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1993, Exhibit 3(a)

5.1	Legal Opinion of Smith, Gambrell & Russell, LLP

23.1	Consent of Miller Ray Houser & Stewart LLP

23.2	Consent of Smith, Gambrell & Russell, LLP (included in their opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 5th day of January, 2006.

TRANSCEND SERVICES, INC.

By:	/s/ Larry G. Gerdes
Larry G. Gerdes, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry G. Gerdes, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him, in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including a Registration Statement filed under Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Larry G. Gerdes	Chairman of the Board and Chief Executive Officer (principal executive officer)	January 5, 2006
Larry G. Gerdes

/s/ Lance Cornell	Chief Financial Officer (principal financial officer)	January 5, 2006
Lance Cornell

/s/ Jeanne N. Bateman	Controller (principal accounting officer)	January 5, 2006
Jeanne N. Bateman

/s/ Joseph P. Clayton	Director	January 5, 2006
Joseph P. Clayton

/s/ James D. Edwards	Director	January 5, 2006
James D. Edwards

/s/ Walter S. Huff, Jr.	Director	January 5, 2006
Walter S. Huff, Jr.

/s/ Charles E. Thoele	Director	January 12, 2006
Charles E. Thoele

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Legal Opinion of Smith, Gambrell & Russell, LLP

23.1	Consent of Miller Ray Houser & Stewart LLP

23.2	Consent of Smith, Gambrell & Russell, LLP (included in their opinion filed as Exhibit 5.1)